Kewaunee Scientific Reports Third Quarter Results
                Net Earnings Increase 150%, Revenues Increase 21%
                           Quarterly Dividend Declared

Exchange:  NASDAQ (KEQU)                              Contact: D. Michael Parker
                                                                    704/871-3290

STATESVILLE,  NC, February 27,  2008--Kewaunee  Scientific  Corporation (NASDAQ:
KEQU) today reported results for its third quarter ended January 31, 2008.

Net earnings for the quarter increased to $802,000, or $0.31 per diluted share, an increase of 150% over $321,000, or $0.13 per diluted share, in the same period last year. Earnings for the quarter again benefited from continued strong performance from the Company's domestic operations, improved profit margins, and continued growth of its international operations.

Sales for the quarter were $21.9 million, an increase of 21% over sales of $18.0 million in the same period last year. Sales from domestic operations increased to $17.7 million, up 20% from the same period last year. Sales from international operations increased to $4.2 million, up 27% from the same period last year.

Net earnings for the nine months ended January 31, 2008 were $2.7 million, or $1.05 per diluted share, an increase of 163% from net earnings for the same period last year of $1.0 million, or $0.41 per diluted share. The gross profit margin for the nine-month period increased to 21.7% from 18.4% in the same period last year. Sales for the nine months ended January 31, 2008 were $67.4 million, an increase of 15% from sales of $58.7 million in the same period last year.

Incoming orders continued to be strong during the quarter. The order backlog increased for the fifth consecutive quarter to a record $58.8 million at January 31, 2008, up from $54.9 million at the end of the previous quarter and $48.6 million at January 31, 2007.

The Company's balance sheet further strengthened during the quarter. Bank borrowings and capital lease obligations declined to $4.2 million at January 31, 2008, down from $7.0 million at January 31, 2007. The debt-to-equity ratio was ..16-to-1 at the end of the quarter, down from .27-to-1 at the end of the same period last year. Cash on hand was $2.9 million at the end of the quarter, as compared to $1.9 million at the end of the same period last year. Working capital was $14.7 million at January 31, 2008, up from $11.3 million at the end of the same period last year.

"Our progress continued nicely in the third quarter," said William A. Shumaker, President and Chief Executive Officer. "Our domestic and international operations both contributed to our strong top-line and bottom-line growth. The continued growth in sales, order backlog, and profit margins provides us strong momentum as we go forward, positioning us well for continued growth and profitability."

The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on March 10, 2008, payable on March 24, 2008.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.


                   [see financial information on back of page]

                      Consolidated Statements of Operations
                                   (unaudited)
                      (in thousands, except per share data)


                                        3 Months Ended           9 Months Ended
                                           January 31              January 31
                                        2008        2007        2008        2007
                                      --------    --------    --------    --------


Net sales                             $ 21,883    $ 18,041    $ 67,394    $ 58,720

Cost of products sold                   17,064      14,417      52,759      47,888
                                      --------    --------    --------    --------
Gross profit                             4,819       3,624      14,635      10,832

Operating expenses                       3,293       2,829       9,811       8,365
                                      --------    --------    --------    --------

Operating earnings                       1,526         795       4,824       2,467

Other income (expense)                      (6)        (11)         (2)         33

Interest expense                           (86)       (142)       (302)       (524)
                                      --------    --------    --------    --------

Earnings before income taxes             1,434         642       4,520       1,976

Income tax expense                         421         207       1,391         613
                                      --------    --------    --------    --------

Earnings before minority interests       1,013         435       3,129       1,363

Minority interests                         211         114         441         340
                                      --------    --------    --------    --------

Net earnings                          $    802    $    321    $  2,688    $  1,023
                                      ========    ========    ========    ========

Net earnings per share
    Basic                             $   0.32    $   0.13    $   1.07    $   0.41
    Diluted                           $   0.31    $   0.13    $   1.05    $   0.41
Weighted average number of common
  shares outstanding (in thousands)
    Basic                                2,543       2,492       2,523       2,492
    Diluted                              2,576       2,493       2,551       2,493

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                     January 31    April 30
                                                        2008         2007
                                                     ----------   ----------
Assets                                               (unaudited)
------
Cash and cash equivalents                            $    2,427   $    2,231
Restricted cash                                             455          372
Receivables, less allowances                             19,791       19,061
Inventories                                               6,130        5,869
Prepaid expenses and other current assets                 1,222          981
                                                     ----------   ----------
   Total current assets                                  30,025       28,514
Net property, plant and equipment                        11,568       11,255
Other assets                                              5,965        5,471
                                                     ----------   ----------
Total Assets                                         $   47,558   $   45,240
                                                     ==========   ==========

Liabilities and Stockholders' Equity
------------------------------------
Short-term borrowings                                $    3,673   $    3,489
Current obligations under capital leases                    351          360
Accounts payable                                          7,669        8,437
Other current liabilities                                 3,661        3,897
                                                     ----------   ----------
   Total current liabilities                             15,354       16,183
Obligations under capital leases                            219          476
Other non-current liabilities                             5,130        4,533
Total stockholders' equity                               26,855       24,048
                                                     ----------   ----------
Total Liabilities and Stockholders' Equity           $   47,558   $   45,240
                                                     ==========   ==========